Exhibit 5.1

South State Corporation
1101 First Street South
Winter Haven, Florida 33880

October 30, 2020

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President, Deputy General Counsel of South State Corporation, a South Carolina corporation (the “Corporation”). A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the U.S. Securities and Exchange Commission (the “Commission”) by the Corporation related to the registration under the Securities Act of 1933, as amended (the “Securities Act”) covering the offering of up to 2,072,245 shares (the “Shares”) of the Corporation’s common stock, par value $2.50 per share, issuable by the Corporation under the South State Corporation 2020 Omnibus Incentive Plan. This opinion is delivered in accordance with the requirements of Item 60l(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents.

Based on and subject to the foregoing, and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares, when issued and delivered in accordance with the Plan, and when appropriate certificates representing such shares shall have been duly executed and have been registered and issued by the Corporation’s registrar or, if applicable, when book entry shares shall have been duly registered on the books of the Corporation’s transfer agent and registrar, such Shares will be validly issued, fully paid and nonassessable.

This opinion is subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

The foregoing opinion is based on and limited to the laws of the State of South Carolina and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

V. Nicole Comer
Senior Vice President, Deputy General Counsel